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                                                                Exhibit 10.18

                                    AGREEMENT

    This Agreement ("Agreement") is entered into as of the 19th day of November, 1997, by and between The Miami Herald Publishing Company, an unincorporated division of Knight-Ridder, Inc., a Florida corporation ("MHPC"), with a business address at One Herald Plaza, Miami, Florida 33132, and Radio Unica Corp. ("RUC"), a Delaware corporation, with a business address at 8400 N.W. 52nd Street, Suite 101, Miami, Florida 33166.

                              PRELIMINARY STATEMENT

    MHPC and RUC intend to jointly produce and broadcast a Spanish-language news format radio program (the "Program") on RUC's owned and/or operated affiliate, New World Broadcasting, Inc. (the "Affiliate") broadcasting in Miami, Florida (as of the date of start-up of the Affiliate, on WRBF 1020 AM) and to jointly sell advertising time on the Program. Each of MHPC and RUC wish to enter into this Agreement to set forth the terms and conditions that shall govern the relationship between MHPC and RUC with respect to the Program.

                                      TERMS

    1. Term. The initial term of this Agreement shall be five (5) years (the "Initial Term"), subject to earlier termination in accordance with the terms of this Agreement. This Agreement shall be renewable, as described below, at the conclusion of the Initial Term and any subsequent renewal period(s) for successive renewal periods, each for a duration of five (5) years (each, a "Renewal Term"), subject to earlier termination in accordance with the terms of this Agreement. This Agreement shall be deemed renewed at the conclusion of the Initial Term and any Renewal Term if either party to this Agreement does not provide written notice of nonrenewal to the other party no later than sixty (60) calendar days prior to the conclusion of the term then in effect. The Initial Term and any and all Renewal Terms are referred to collectively in this Agreement as the "Term."

    2.   Joint Production; Program Description.

         2.1 The parties shall jointly produce the Program upon the terms and conditions set forth in this Agreement. The Program will be a three (3) hour Spanish-language news format radio program broadcast on the Affiliate (or any successor affiliate owned and/or operated by RUC and broadcasting in Miami, Florida which, upon its succession to the Affiliate shall, subject to Section
6.4 below, be the Affiliate under this Agreement) from 6:00 a.m. to 9:00 a.m. (or at other times mutually agreeable to the parties, as agreed to in a writing signed by both parties), Monday through Friday, fifty two (52) weeks a year during the Term of this Agreement.

         2.2 Broadcast of the Program will begin on or about the date of initial start-up of the Affiliate, currently scheduled for January 15, 1998; provided that if the date of initial start-up of the Affiliate (and, therefore, the first broadcast date of the Program) has not occurred by July 1, 1998 for any reason, then MHPC shall have the right to terminate this Agreement.



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         2.3 The Program shall be branded exclusively as an "El Nuevo Herald"
product (meaning that the name of the Program which shall be mutually agreed to by the parties shall include reference to "El Nuevo Herald") in and on, without limitation, all on-air references to the Program and all advertising and promotional material for the Program. Radio Unica and/or the Affiliate shall be identified where appropriate as the Program carrier and station.

         2.4 MHPC shall in its sole discretion select, contract with, pay for and provide the Program writers, script and content (including the individual(s) who shall be, and shall receive credit as the writers and producers of the Program; provided that MHPC shall, with the prior consent of RUC, select, contract with, pay for and provide the Executive Producer for the Program), and RUC shall, with the prior consent of MHPC, select, contract with, pay for and provide, with the prior consent of MHPC, the on-air talent for the Program; provided that the salary and benefit amounts paid to such individuals shall be consistent with the Program budgets set forth in Exhibit A attached hereto and incorporated herein ("Budgets") and shall, subject to Section 4.1 below, constitute Program Costs, as defined in Exhibit B attached hereto and incorporated herein. The Program writers shall be employees of MHPC, and the on-air talent for the Program shall be employees of RUC or the Affiliate.

         2.5 The Program will be produced from the Affiliate's studio facilities located in Miami, Florida, and RUC shall make available to RUC Program staff and to MHPC Program staff, including Program writers and producers, sufficient office and/or studio space, whichever needed, for this purpose.

         2.6 Other than as specifically provided in this Agreement, details regarding the Program's format and content, and other Program-related issues, are to be mutually agreed upon by the parties, with Dave Bauer and/or any other individuals designated by MHPC's president serving as the representative(s) of MHPC with respect to decisions regarding these issues and H.M. Levin and/or any other individuals designated by RUC's chairman serving as the representative(s) of RUC with respect to decisions regarding these issues. The decisions of each individual with respect to Program-related issues shall be deemed the decision of the party he or she represents with respect to those issues.

         2.7 The parties acknowledge and agree that the division of certain responsibilities with respect to the Program accomplished through the terms of this Agreement will enable the parties to jointly produce the Program. The parties agree to cooperate with each other to do so in accordance with the terms of this Agreement.

    3.   Advertising on the Program; Promotion of the Program.

         3.1 For the purposes of this Agreement, the following terms shall have the following meanings:

              3.1.l Advertising Revenue - revenue generated from the sale of Non-Network Ad Time, consisting of Non-Package Ad Revenue and Radio/Print Ad Package Revenue within the Program


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              3.1.2 Additional Revenue - revenue generated from Program-related references or activities other than Non-Package Ad Revenue and Radio/Print Ad Package Revenue

              3.1.3 Net Advertising Revenue - Advertising Revenue net of advertising agency commissions and sales commissions

              3.1.4 Non-Network Ad Time - non-network, local advertising time on the Program

              3.1.5 Non-Package Ad Revenue - Advertising Revenue other than Radio/Print Ad Package Revenue

              3.1.6 Print Ad Revenue - the portion of Radio/Print Ad Package Revenue allocable to the sale of advertising space in "El Nuevo Herald"

              3.1.7 Radio/Print Ad Package - package to be offered and sold to advertisers providing for radio advertising on the Program and print advertising in "El Nuevo Herald"

              3.1.8 Radio/Print Ad Package Revenue - Advertising Revenue generated by the sale of Radio/Print Ad Packages

Advertising Revenue and Additional Revenue, if any, shall be allocated between and shared by MHPC and RUC as set forth in Section 4 below.

         3.2 The Program will carry no less than twelve (12) minutes of Non-Network Ad Time per hour.

         3.3 Non-Network Ad Time (whether sold by RUC's or Affiliate's sales staff or MHPC) shall be invoiced and collected by RUC's or the Affiliate's sales staff, except that Non-Network Ad Time sold in Radio/Print Ad Packages shall be invoiced and collected solely by MHPC.

         3.4 MHPC's sales staff and RUC's sales staff shall jointly develop and sell the Radio/Print Ad Packages, shall jointly develop a list of potential purchasers of the Radio/Print Ad Packages and, if appropriate, develop and deliver joint presentations for the sale of Radio/Print Ad Packages to the potential advertisers on the list and other potential advertisers. It is acknowledged and agreed that the print portion of the Radio/Print Ad Packages may, in MHPC's discretion, in cases where the purchaser is a pre-existing MHPC advertiser, be applied to an existing contract between the advertiser and MHPC.

         3.5 During the time period from the first broadcast date of the Program on the Affiliate until termination of this Agreement, MHPC will, during each twelve (12) month period, provide, at no cost to RUC or the Affiliate, advertising space in "El Nuevo Herald" for RUC to advertise the Affiliate, the value (in accordance with MHPC's standard local media rates for such advertising space that are then in effect) of which shall equal no less than the Program Costs recovered by MHPC during each such twelve (12) month period (the "Advertising Space"). Notwithstanding the foregoing, MHPC agrees during the first six (6) months of the Initial Term to provide to RUC advertising space, the value of which shall equal no less than $100,000 (in accordance with MHPC's standard local media rates for such advertising space that are then in effect), in "El Nuevo Herald" for RUC to advertise the Affiliate; provided that such advertising space shall be credited against the Advertising Space to be provided to RUC hereunder during the first twelve (12) month


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period of the Advertising Space requirement. The location of all such advertising space shall be selected by MHPC in its sole discretion.

         3.6 RUC shall cause the Affiliate to provide to MHPC forty two (42) promotional announcements for "El Nuevo Herald" throughout each broadcast week. Each promotional announcement shall be no less than a duration of thirty (30) seconds, and the text of each announcement shall be provided by (or agreed to by) MHPC.

         3.7 The Program shall be branded in all advertising and promotional material for the Program in any form, manner or media as set forth in Section
2.3 above.

    4.   Program Costs and Revenue.

         4.1 The parties agree to the cost estimates and revenue projections for the Program set forth on the Budgets and agree to jointly produce the Program substantially in accordance with the Budgets, as they may be revised from time to time by mutual review by the parties (which review shall occur no less than once each year during the Term no later than the anniversary date of this Agreement) and agreement in writing by the parties. If and to the extent that certain Program Costs paid or incurred by one party exceed the costs set forth on the relevant Budget for the relevant year by any more than ten (10) percent without the prior agreement of the other party, then the party that paid or incurred said costs shall be solely responsible for the amount in excess of the budgeted cost plus ten (10) percent, meaning that such excess amount is not recoverable by the party as a Program Cost in accordance with Section 4.2 below.

         4.2 Advertising Revenue, excluding Print Ad Revenue, shall be allocated between and shared by MHPC and RUC as set forth below:

              4.2.1 Net Advertising Revenue, excluding Print Ad Revenue, for the relevant reporting period will flow to each of MHPC and RUC in proportion to the Program Costs (as defined on Exhibit B) paid or incurred by each such party during the relevant reporting period (as defined in Section 4.2.3 below), so that the Program Costs are recovered, in whole or in part, by the parties.

              4.2.2 If and to the extent that Net Advertising Revenue, excluding Print Ad Revenue, exceeds the Program Costs paid or incurred by the parties during the relevant reporting period, then the excess Net Advertising Revenue shall be distributed to the parties as follows: Sixty Six (66) percent of the excess to RUC and thirty four (34) percent of the excess to MHPC.

              4.2.3 The relevant "reporting period" as such term is used in this Agreement shall be the calendar quarter for which Advertising Revenue and Program Costs are so calculated and allocated. Such allocations and calculations shall be completely and accurately performed each calendar quarter by RUC's accounting department, and any distributions in accordance therewith and a statement indicating the above-referenced calculations and allocations shall be provided to MHPC and RUC no later than the tenth (10th) day of each calendar quarter by RUC's accounting department. The parties shall develop and implement policies and procedures for deposit, withdrawal and distribution of revenues, and reporting and accounting for revenues and Program Costs, under this Agreement so that revenues may be accounted for and distributed in accordance with this Agreement.


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              4.2.4 It is understood and agreed that MHPC will collect and retain all Print Ad Revenue and that neither RUC nor the Affiliate shall have any right to any of the Print Ad Revenue. MHPC will, as set forth in Section 3.3 above, collect Radio/Print Ad Package Revenue and retain the Print Ad Revenue portion of such revenue. Radio/Print Ad Package Revenue excluding the Print Ad Revenue that is collected by MHPC will be handled by MHPC in accordance with the policies and procedures referred to in Section 4.2.3 above.

              4.2.5 It is understood and agreed that the parties shall, by amendment to this Agreement, agree to the treatment of any Additional Revenue (including whether Program Costs will be recovered by MHPC and/or RUC from the Additional Revenue, the percentage of such amounts, prior to or after any such recovery, to be distributed to each party and the process for collection, allocation and distribution of the Additional Revenue) in connection with decisions related to engaging in any activities that may generate Additional Revenue. MHPC, RUC and the Affiliate shall not engage in any such activities without the prior written consent of, in the case of RUC and/or the Affiliate, MHPC and, in the case of MHPC, RUC and without agreement as to the treatment of Additional Revenue arising from such activities, as described in the immediately preceding sentence.

         4.3 Each party shall have the right no more than once each calendar year during the Term to audit the Program-related books and records of the other party during regular business hours upon thirty (30) calendar days' written notice to the other party for the purpose of assessing the accuracy and validity of statements, notices of Program Costs paid or incurred and distributions referred to in Section 4.2 above; provided that the accuracy and validity of statements and distributions that pre-date the written notice by more than one
(1) year may not be the subject of an audit or otherwise challenged.

    5. Option to Add Second Program: Right of First Refusal for Joint Production of New Program.

         5.1 MHPC and RUC shall jointly consider the option of amending this Agreement to add terms and conditions for a jointly-produced three (3) hour news radio program to be broadcast, during the first three (3) years of broadcast of the Program, on the Affiliate between the hours of 4:00 p.m. through 7:00 p.m. Monday through Friday, fifty two (52) weeks per year during said three (3) year period. Neither party hereto shall have any obligation to amend this Agreement to add terms and conditions for, or to otherwise contract with the other party to jointly produce, such program.

         5.2 During the Term of this Agreement, RUC shall not, and shall cause the Affiliate not to, broadcast (whether broadcast and production are by RUC and/or the Affiliate and any third party or parties other than MHPC) in Miami, Florida any additional Spanish-language radio news format program of more than five (5) minutes in length per hour other than the Program or a program broadcast by RUC and/or the Affiliate under (and that is referred to on) the program schedule attached hereto as Exhibit C and incorporated herein ("New Program"), unless MHPC is granted a right of first refusal with respect to joint production of the New Program, as further described below, and does not exercise such right as provided below. RUC shall not, and shall cause the Affiliate not to, broadcast a New Program during the Term of this Agreement unless (a) RUC and/or the Affiliate first makes a written offer to MHPC for joint production of the New Program ("Offer") and (b) MHPC rejects or fails to accept the Offer within fifteen (15) business days after receipt of the written Offer. The Offer will contain the same terms and conditions pursuant to which RUC and/or the Affiliate is prepared to enter into an agreement to jointly produce the New Program with a party or parties other than MHPC (or upon terms and conditions similar to those set forth in this Agreement if RUC and/or


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the Affiliate are not considering joint production of the New Program with a party other than MHPC). If MHPC accepts the Offer, the parties will enter into an agreement upon the Offer's terms and conditions.

    6.   Default; Transfer/Sale/Merger; Termination.

         6.1 On the first through the fifth anniversary date of this Agreement, either party to this Agreement may terminate this Agreement due to non-recovery of Program Costs (as described below) by providing a true and accurate written notice of said circumstance to the other party no later than ninety (90) calendar days immediately prior to the anniversary date, on which anniversary date the termination will take effect. For the purposes of this Section 6.1, "non-recovery of Program Costs" shall mean that the sum of Net Advertising Revenue allocated to a particular party pursuant to Section 4.2 above for twelve
(12) consecutive months does not equal or exceed the Program Costs paid or incurred by that party during such twelve (12) month period.

         6.2 The parties may terminate this Agreement by mutual written agreement, provided that said termination shall take effect ninety (90) calendar days following the date of said writing, unless otherwise agreed to by the parties in the writing.

         6.3 Except as contemplated by and in addition to other termination provisions set forth in this Agreement, either party to this Agreement may terminate this Agreement in the event of a default of any term or condition set forth in this Agreement by the other party, provided that the terminating party delivers written notice of such default to the defaulting party and the defaulting party fails to cure the default or to commence to cure the default within ten (10) business days following receipt of such notice (in the event of default by breach of Section 11.1(d), Section 6.5 shall apply).

         6.4 RUC shall promptly (within ten (10) business days) provide to MHPC written notice of execution of any letter of intent or definitive agreement for sale of the Affiliate by RUC, transfer of operational control of the Affiliate by RUC, merger of the Affiliate or RUC or sale of substantially all of the Affiliate's or RUC's assets. RUC shall (and shall cause the Affiliate to), at the request of MHPC, use their best efforts to cause any such transferee, purchaser or company surviving after a merger to agree to assume RUC's and the Affiliate's obligations under this Agreement in connection with any such transaction. In the event of sale of the Affiliate by RUC, transfer of operational control of the Affiliate by RUC, merger of the Affiliate or RUC or sale of substantially all of the Affiliate's or RUC's assets, then this Agreement shall be terminable at MHPC's election, in its sole discretion, by written notice to RUC as of the closing of any such sale or transfer or the consummation of any such merger (or no more than thirty (30) calendar days prior thereto in anticipation of such event if MHPC so elects by written notice to
RUC).

         6.5 In the event that the Program fails to achieve at least a one average quarter hour share of audience based upon the average of three (3) consecutive Arbitron Radio Market Reports for the Miami-Ft. Lauderdale area that contain ratings for the Program, not including the Winter 1998 Arbitron Radio Market Report for such area, then either party to this Agreement may terminate this Agreement upon ninety (90) business days' written notice of such termination and the reason therefor to the other party.

         6.6 In the event of termination of this Agreement during the Initial Term as a result of RUC or Affiliate default pursuant to Section 6.3 above, neither RUC nor the Affiliate shall, for a period of one (1) year from the date of the final broadcast of the Program hereunder, broadcast (whether broadcast and production are by RUC and/or the Affiliate and any third party or parties other than MHPC) in Miami,



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Florida any additional Spanish-language radio news format program of more than five (5) minutes in length per hour other than a program broadcast by RUC and/or the Affiliate under (and that is referred to on) the program schedule attached hereto as Exhibit C unless such program is jointly produced with MHPC. RUC shall cause the Affiliate to comply with the terms of this Section 6.6 (as well as other terms of this Agreement that refer to the Affiliate).

         6.7 This Agreement may be terminated as set forth in Section 2.1.

         6.8 Upon termination of this Agreement, neither party to this Agreement shall have any further obligation to the other party, except that the provisions set forth in Section 19.2 shall survive termination of this Agreement. The parties shall, within thirty (30) calendar days of termination, settle any outstanding allocations under Section 4 above and make any distributions required under Section 4, including provision of a statement indicating any calculations related to such allocations and/or distributions.

    7. Force Majeure. Neither party hereto shall be deemed in default of such party's obligations hereunder if performance thereof is delayed or becomes impossible or impractical by reason of any cause beyond such party's control such as, but not limited to, war, fire, earthquake, strike, accident, civil commotion, epidemic and acts of government, cancellation or termination of performance by a third party.

    8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

    9. Notice. Any notice hereunder shall be either personally delivered to the recipient thereof or sent by registered or certified mail return receipt requested, addressed to the recipient thereof at the address first set forth above. Any such notice shall be deemed given when placed in the mail or hand delivered and accepted by the other party.

    10. Disclaimer of Partnership and/or Other Ownership Interests. NOTHING HEREIN CONTAINED SHALL BE CONSTRUED AS CREATING A JOINT VENTURE OR PARTNERSHIP BETWEEN ANY OF OR AMONG MHPC AND RUC AND ANY OF THEIR AFFILIATES. RUC FURTHER DISCLAIMS AND ACKNOWLEDGES THAT RUC AND ANY OF ITS AFFILIATES HAS NO INTEREST OR TITLE TO MHPC, EL NUEVO HERALD AND/OR ANY TRADE NAME(S) OWNED OR USED BY OR IN CONNECTION WITH THEM. RUC AGREES THAT RUC AND ANY OF ITS AFFILIATES SHALL NOT AT ANY TIME AFTER THE EXPIRATION OR TERMINATION OF THIS AGREEMENT, USE ANY SUCH TRADENAME(S) OR ANY NAME SIMILAR THERETO WITHOUT MHPC'S PRIOR WRITTEN CONSENT. THE RELATIONSHIP BETWEEN THE PARTIES HERETO IS ONE OF "INDEPENDENT CONTRACTOR" AND NEITHER PARTY TO THIS AGREEMENT IS AN EMPLOYEE, AGENT, SERVANT, PARTNER OR JOINT VENTURER OF THE OTHER, MEANING THAT, EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT NO PARTY TO THIS AGREEMENT HAS THE AUTHORITY, IMPLIED, APPARENT OR EXPRESSED, TO LAWFULLY BIND THE OTHER WITH RESPECT TO ANY MATTER.


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    1l.  Warranties, Representations and Covenants.

         11.1 RUC hereby warrants, represents and covenants that:

              (a) RUC is experienced in the field of radio production and has the requisite skill and knowledge to professionally and competently jointly produce the Program and fulfill its obligations hereunder.

              (b) No service, material, ideas or other properties furnished by RUC and utilized by RUC in connection with any services provided under this Agreement will violate or infringe upon any common law or statutory right of any person, firm, or corporation, including without limitation, contractual rights, copyrights and rights of privacy and/or publicity.

              (c) RUC is not under any disability, restrictions or prohibition, whether contractual or otherwise, with respect to RUC's right to execute this Agreement, and to perform each and every term and provision required to be performed by RUC under this Agreement.

              (d) RUC shall, at all times during the Term, maintain, and shall cause the Affiliate to maintain, any and all licenses and permits issued by the Federal Communications Commission or any other regulatory or governmental authority necessary for the operation of RUC and the Affiliate as radio broadcasters and for the broadcast of the Program on the Affiliate.

         11.2 MHPC hereby warrants, represents and covenants that:

              (a) MHPC is not under any disability, restrictions or prohibition, whether contractual or otherwise, with respect to MHPC's right to execute this Agreement, and to perform each and every term and provision required to be performed by MHPC under this Agreement.

              (b) MHPC is experienced in the field of news reporting and has the requisite skill and knowledge to professionally and competently jointly produce the Program and fulfill its obligations hereunder.

              (c) No service material, ideas or other properties furnished by MHPC and utilized by MHPC in connection with any services provided under this Agreement will violate or infringe upon any common law or statutory right of any person, firm or corporation, including, without limitation, contractual rights, copyrights and rights of privacy and/or publicity.

         11.3 The representations, warranties and covenants of this Section 11 are a material inducement to each party and have been relied upon by each party for purposes of entering into this Agreement.

    12. Release, Indemnification and Hold Harmless Covenant. In order to induce each party to enter into this Agreement, each party (the "Indemnifying Party") hereby irrevocably and unconditionally releases, discharges, and agrees to indemnify, defend and hold harmless the other party (the "Indemnified Party"), and its successors, assigns, employees, representatives, attorneys, affiliates, shareholders, officers, directors and all other persons or entities acting by, through or in concert with any of them from all actions, causes of actions, demands, damages, losses and costs (including attorneys' and paralegal fees) of any nature


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whatsoever, irrespective of whether arising during or after the Term relating to or which may arise out of or which are in any manner occasioned by or related to: any negligent act, omission, action or activity with respect to the Program by the Indemnifying Party or by persons retained by the Indemnifying Party as independent contractors or otherwise to provide services with respect to the Program. If and to the extent proceeds from the insurance referred to in Section 21 may cover any amounts that may be payable by the Indemnifying Party to the Indemnified Party under this Section 12, then the Indemnified Party agrees that said proceeds shall satisfy all or a portion of the Indemnifying Party's liability under this Section 12 and agrees to seek those proceeds prior to proceeding against the Indemnifying Party for said amounts.

    13. Entire Agreement. This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof. No modifications, amendments, terminations or discharge of this Agreement or any of the terms and provisions hereof shall be binding upon either of the parties hereto unless confirmed by a written instrument signed by the parties.

    14. Jurisdiction. The parties hereby irrevocably submit themselves to the jurisdiction of the Courts of the State of Florida and to the jurisdiction of the United States District Court for the Southern District of Florida, for the purposes of any suit, action or other proceeding arising out of, or relating to, this Agreement and hereby waive and agree not to assert against each other, by way of motion, as a defense, or otherwise, in any suit, action or proceeding:
(a) any claim that they are not personally subject to the jurisdiction of the above named Courts or that their property is exempt or immune from set-off, execution or attachment, either prior to judgment, or in aid of execution and
(b) to the extent permitted by applicable law, any claim that such suit, action or proceeding is brought in an inconvenient forum or that venue of such suit, action or proceeding is improper, or that this Agreement or the subject matter thereof may not be enforced in or by such courts.

    15. Attorneys' Fees. In the event of litigation between the parties regarding this Agreement, the prevailing party shall be entitled to attorneys' fees and costs, including fees and costs at the appellate level.

    16. Assignment. Neither party shall have the right to assign its rights and obligations hereunder to any person, firm or company absent written consent to such assignment by the other party.

    17. Confidentiality. EACH PARTY HERETO AGREES THAT IT WILL NOT DISCLOSE TO ANY THIRD PARTY ANY PERSONAL OR BUSINESS INFORMATION, TRADE SECRETS OR OTHER CONFIDENTIAL INFORMATION OBTAINED, ACQUIRED OR DEVELOPED BY THE PARTY BY VIRTUE OF THE AGREEMENT RELATING TO THE OTHER PARTY OR ANY OF ITS AFFILIATES, SHAREHOLDERS, OFFICERS OR REPRESENTATIVES (THE "CONFIDENTIAL INFORMATION"), WITHOUT THE EXPRESS PRIOR WRITTEN CONSENT OF THE OTHER PARTY (UNLESS DISCLOSURE IS REQUIRED BY LAW).

    18. Successors and Assigns. All obligations and agreements of either party under this Agreement shall be binding upon, be applicable to and enforceable against either party, and its successors and assigns.

    19.  Invalidity of Certain Provisions; Survival.



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         19.1 If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid and unenforceable, the remainder of this Agreement, and the application of such term or provision to persons or circumstances other than those as to which it is held invalid and unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

         19.2 The following Sections of this Agreement shall survive its scheduled or early termination: 6.6, 6.8, 8, 10, 12, 14, 15, 17 and 20.

    20. Remedies. In the event of breach of the terms of Sections 5.2, 6.6 or 17 MHPC shall be entitled to injunctive relief and such other remedies as MHPC may deem appropriate and allowed by Florida law. RUC hereby consents to the issuance of an injunction enjoining and restraining RUC from violating the terms of Sections 5.2, 6.6 or 17 in the event MHPC elects to petition any court of competent jurisdiction for such injunction. In the event of a default by RUC, the remedies of MHPC as set forth herein shall be nonexclusive and cumulative.

    21.  Insurance.

         21.1 RUC has acquired as of the date of this Agreement, and will maintain in full force during the Term (including renewals upon lapsing) at its cost, the following types of insurance with an insurance carrier or carriers licensed under the laws of the State of Florida and qualified to do business in the State of Florida, holding a "Best Key Rating" of "B+" or better, as subscribed by the A.M. Best Rating Co.: Libel Insurance and General Premises Liability Insurance with limits of no less than $1,000,000 for any single party's claim arising out of a single occurrence and no less than $1,000,000 for all claims arising out of a single occurrence as well as workers compensation insurance, as required by Florida law.

         21.2 MHPC has acquired as of the date of this Agreement, and will maintain in full force during the Term (including renewals upon lapsing) at its cost, the following types of insurance with an insurance carrier or carriers licensed under the laws of the State of Florida and qualified to do business in the State of Florida, holding a "Best Key Rating" of "B+" or better, as subscribed by the A.M. Best Rating Co.: Libel Insurance with limits of no less than $1,000,000 for any single party's claim arising out of a single occurrence and no less than $1,000,000 for all claims arising out of a single occurrence as well as workers compensation insurance, as required by Florida law.

         21.3 Each party shall furnish to the other party, no later than upon execution of this Agreement, certificates showing that the insurance required under this Agreement is in force and fully paid and will furnish to the other party renewal certificates evidencing the continuation of such insurance coverage upon the scheduled lapsing or termination of any such insurance policies. Each of the policies acquired by a party to this Agreement shall contain a provision to the effect that it may not be cancelled except upon thirty (30) days prior written notice to the other party to this Agreement.

    IN WITNESS WHEREOF, the parties have entered into this Agreement and set their hands to same as of the day and year first above written.

                           THE MIAMI HERALD PUBLISHING
                           COMPANY, an unincorporated
                           division of Knight-Ridder,
                           Inc.

                           By: /s/ Joe Natoli
                              ----------------------------
                              Name:  Joe Natoli
                              Date:  11-19-97
                                     --------


                           RADIO UNICA CORP.

                           By: /s/  Herbert M. Levin
                              -----------------------------
                              Name:  Herbert M. Levin
                              Date:  11/18/97
                                     ---------

ACCEPTED AND AGREED
TO BY:

New World Broadcasting, Inc.

By: /s/ Adib Eden
   -------------------------

Name:   Adib Eden
      ----------------------
Date:   11/18/97
      ----------------------

MIA4-531687.12


                                       11